UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2007

InterSearch Group, Inc.

(Exact name of Registrant as Specified in Charter)

Florida	000-51776	59-3234205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices) (Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On October 2, 2007, InterSearch Group, Inc. (the “Company”) reported on Form 8-K, the resignation of Andrew Keery, Executive Vice President, Product Development, as an employee of the Company.

On October 24, 2007, the Company entered into a Separation Agreement with Mr. Keery (the “Separation Agreement”). As part of the Separation Agreement, Mr. Keery will (i) receive a severance payment of one hundred and eighty thousand dollars ($180,000), less applicable withholdings, to be paid in equal installments over a period of twelve (12) months following the date of the Separation Agreement (the “Severance Period”) and (ii) reimbursement for COBRA premiums for himself and his qualified dependents during the Severance Period.

In consideration for the foregoing, Mr. Keery has agreed to (i) provide the Company with certain transitional assistance; (ii) a general release of all claims against the Company; (iii) observe volume and price limitations on the sale during the Severance Period of shares of stock of the Company owned by him, including a market-standoff in connection with a public offering of shares by the Company and certain follow-on public offerings thereafter; and (iv) return all property of the Company that remains under his control. In addition, Mr. Keery agreed not to solicit employees of the Company during the Severance Period. Mr. Keery will also remain subject to the obligations set forth in that certain Noncompetition Agreement dated December 10, 2004 and that certain Employee Proprietary Information and Invention Assignment Agreement dated January 19, 2007.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10KSB for the fiscal year ending December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2007	INTERSEARCH GROUP, INC.

	By:	/s/ Gary W. Bogatay, Jr.
	Name:	Gary W. Bogatay, Jr.
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)